Exhibit 99.1

Discovery Labs Completes Enrollment of AEROSURF® Phase 2a Clinical Trial and
Restructures its Business to Focus on Development of AEROSURF® and Aerosolized KL4 Surfactant
Pipeline

– Company Voluntarily Ceases Commercialization of SURFAXIN® –

Warrington, PA, April 16, 2015 — Discovery Laboratories, Inc. (NASDAQ: DSCO), a specialty biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced that it has completed enrollment in its AEROSURF® phase 2a clinical trial assessing the administration of a single dose of AEROSURF in premature infants 29-34 week gestational age (GA) with respiratory distress syndrome (RDS).  The company also is implementing a restructuring plan to voluntarily cease the commercialization of SURFAXIN® (lucinactant) Intratracheal Suspension and focus its resources on the development of its aerosolized KL4 surfactant for respiratory diseases, beginning with AEROSURF.

AEROSURF

The AEROSURF phase 2a trial is a multi-center, open-label trial to evaluate safety and tolerability of a single dose of aerosolized KL4 surfactant in premature infants (n = 48) 29 to 34 weeks GA who are receiving nasal continuous positive airway pressure (nCPAP) for RDS, compared to infants receiving nCPAP alone.  The study evaluated three escalating doses of AEROSURF.  In addition to evaluating safety and tolerability, another key objective is to establish proof of concept for the company’s proprietary technology platform with (1) physiological data indicating that aerosolized KL4 surfactant is being effectively delivered into the lung of premature infants, and (2) acceptable performance by the novel capillary aerosol generator (CAG) technology in the neonatal intensive care unit (NICU).  The company anticipates releasing the results of this trial and holding an investor conference call in approximately three to four weeks.

AEROSURF is the company’s investigational combination drug/device product that combines its synthetic KL4 surfactant with its proprietary CAG.  If AEROSURF is successfully developed and approved, neonatologists will be able to administer aerosolized KL4 surfactant to premature infants receiving nCPAP, without having to use invasive methods (intubation and mechanical ventilation – procedures that may each result in serious respiratory conditions and other complications) that currently are required to administer all surfactants.  AEROSURF potentially will address this unmet medical need and may make possible the treatment of a significantly greater number of premature infants with RDS who could benefit from surfactant therapy but are currently not treated.

SURFAXIN

SURFAXIN is the company’s first synthetic, peptide-containing (KL4) surfactant approved by the FDA for RDS.  The company has made significant cash investments to support SURFAXIN including in manufacturing, marketing, medical and commercial activities.  In 2014, cash outflows for those activities were approximately $19.0 million.  The decision to cease the commercialization of SURFAXIN is not based on any underlying safety or efficacy concern, but rather is compelled by the company’s desire to preserve capital to advance AEROSURF and the KL4 surfactant pipeline.

The company initiated a plan that included actively pursuing a strategic alliance for SURFAXIN if it could be concluded on acceptable terms and within a reasonable time, but if such an alliance or collaboration arrangement could not be achieved, it planned to cease the commercialization of SURFAXIN.  After evaluating the potential strategic alternatives, none of which could be accomplished on acceptable terms within a reasonable period of time, the company determined that ceasing the commercialization of SURFAXIN aligned best with its objectives to preserve (i) its rights and interests in AEROSURF and its KL4 surfactant pipeline and (ii) its capital to advance the AEROSURF clinical program.

As a result of the restructuring, the company’s workforce will be reduced by approximately 50 percent, predominantly in commercial infrastructure and SURFAXIN manufacturing capabilities.  The company expects to record a one-time restructuring charge of approximately $3.5 million in the second quarter of 2015.  The company anticipates it will have sufficient cash available to support its operations and debt service obligations through the first quarter of 2016.

John G. Cooper, Discovery Labs’ President and Chief Executive Officer commented, “We believe that this strategic restructuring to focus on advancing AEROSURF and our pipeline has the potential to generate the greatest value for our stakeholders.”

About Discovery Labs
Discovery Laboratories, Inc. is a specialty biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are critical to survival and normal respiratory function.  If surfactant deficiency or degradation occurs, the air sacs in the lungs can collapse, resulting in severe respiratory diseases and disorders.  Discovery Labs’ technology platforms include a novel synthetic peptide-containing (KL4) surfactant, that is structurally similar to pulmonary surfactant, and proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of aerosolized surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results, including projections of future cash balances and anticipated cash outflows, to differ materially from the statements made.  Examples of such risks and uncertainties include without limitation: risks that Discovery Labs will be unable to secure significant additional capital as needed; risks related to the AEROSURF and other development programs, which may involve time-consuming and expensive pre-clinical studies and clinical trials that may be subject to potentially significant delays or regulatory holds, or fail; risks related to technology transfers to contract manufacturers and problems or delays encountered by Discovery Labs, contract manufacturers or suppliers in manufacturing drug products, drug substances, capillary aerosol generator devices and other materials on a timely basis and in sufficient amounts; risks relating to the rigorous regulatory requirements governing drug development activities; and other risks and uncertainties described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:
John Tattory, Senior Vice President & Chief Financial Officer: 215.488.9418 or jtattory@discoverylabs.com